SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934
ElkCorp
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	75-1217920 (IRS Employer Identification Number)

14911 Quorum Drive Suite 600 Dallas, Texas (Address of Principal Executive Offices)	75254-1491 (Zip Code)
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐
     Securities Act registration statement file number to which this form relates: N/A
     Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered
Series A Participating Preferred Stock Purchase Rights	New York Stock Exchange
     Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
EXHIBIT LIST

Item 1. Description of Registrant’s Securities to be Registered.
     ElkCorp (the “Company”) hereby supplements Item 1 of the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on May 29, 1998, relating to the Rights Agreement by and between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agent”), dated as of July 7, 1998 (the “Rights Agreement”), to reflect the following developments with respect to its Series A Participating Preferred Stock Purchase Rights. Such Registration Statement on Form 8-A is hereby incorporated by reference herein.
     On November 5, 2006, the Board of Directors of the Company approved an amendment to the Rights Agreement (the “Amendment”). The Rights Agreement previously provided that, with certain exceptions, an “Acquiring Person” shall be defined as any person or group of affiliated or associated persons that is the beneficial owner of 15% or more of the outstanding shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”). The Amendment lowers the beneficial ownership threshold for an Acquiring Person to 10%, thereby providing that an Acquiring Person shall be any person or group of affiliated or associated persons that is the beneficial owner of 10% or more of the outstanding shares of Common Stock. The Amendment includes an exception for persons or groups of affiliated or associated persons who beneficially own, as of November 5, 2006, 10% or more of the outstanding shares of Common Stock, unless and until any such person or group acquires additional shares of Common Stock after November 5, 2006.
     The Rights Agreement provides that certain institutional investors will not be deemed to be the beneficial owner of shares of Common Stock held by them for the benefit of third parties or in customer accounts so long as (a) the Board of Directors of the Company shall not have determined that such shares were acquired by or are held by such institutional investor with the purpose or effect of changing or influencing control of the Company or evading certain securities law reporting requirements and (b) such shares, together with all other shares of Common Stock beneficially owned by such institutional investor and its affiliates and associates, shall not exceed 20% of the outstanding shares of Common Stock. The Amendment does not alter this provision.
     The Rights Agreement and the Amendment are filed as exhibits to this Registration Statement and incorporated herein by reference. The foregoing description of the Rights and the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended by the Amendment.
Item 2. Exhibits.
     Item 2 to the Registration Statement is hereby amended as follows:
4.1	Rights Agreement, dated as of July 7, 1998, between ElkCorp (formerly Elcor Corporation) and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated May 26, 1998)

4.2	Amendment to the Rights Agreement, dated as of November 5, 2006, by and between ElkCorp and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated November 6, 2006).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ELKCORP

/s/ David G. Sisler

Name:	David G. Sisler
Title:	Senior Vice President, General Counsel and Secretary
Dated: November 7, 2006

EXHIBIT LIST

No.	Description

4.1	Rights Agreement, dated as of July 7, 1998, between ElkCorp (formerly Elcor Corporation) and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated May 26, 1998)

4.2	Amendment to the Rights Agreement, dated as of November 5, 2006, between ElkCorp and Mellon Investor Services, LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated November 6, 2006).